United States securities and exchange commission logo





                     December 14, 2020

       Judith Bjornaas
       Chief Financial Officer
       ManTech International Corporation
       2251 Corporate Park Drive
       Herdon, VA 20171

                                                        Re: ManTech
International Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            File No. 000-49604

       Dear Ms. Bjornaas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services